UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Res-Care, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9901 Linn Station Road

Louisville, Kentucky 40223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 27, 2008

Res-Care, Inc. (“ResCare”) will hold its annual meeting of shareholders at its  headquarters, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky 40223 at 10:00 a.m. (EDT), on Friday, June 27, 2008, for the following purposes:

1.                                       To elect four directors.

2.                                       To consider a proposal to amend the ResCare, Inc. 2005 Omnibus Incentive Compensation Plan.

3.                                       To ratify the selection of KPMG LLP as ResCare’s independent auditors for the fiscal year ending December 31, 2008.

4.                                       To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.

                The board of directors has fixed the close of business on April 18, 2008 as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.

                We appreciate and welcome your participation in ResCare’s affairs.  Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

DAVID S. WASKEY
Secretary

2008 ANNUAL MEETING OF SHAREHOLDERS

General Information

Date, Time and Place

The annual meeting will be held at 10:00 a.m. (EDT), on Friday, June 27, 2008, at ResCare’s headquarters, 9901 Linn Station Road, 7th  Floor, Louisville, Kentucky 40223, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. Your proxy is being solicited by the board of directors of ResCare. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and ResCare’s Annual Report for the fiscal year ended December 31, 2007 to ResCare’s shareholders on or about April 29, 2008.

Record Date, Quorum, Vote Required

Shareholders who owned ResCare common shares at the close of business on April 18, 2008 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 29,284,411 ResCare common shares and 48,095 ResCare Series A Convertible Preferred shares issued and outstanding. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. Each holder of the preferred shares is entitled to vote that number of shares into which each preferred share can be converted, which currently is 100. In the election of directors, cumulative voting applies.  Accordingly, you are entitled to vote the number of shares you own multiplied by four, which is the number of members of the board of directors to be elected at the meeting. You may cast all of your votes for one candidate or distribute your votes among two or more candidates. The preferred shares are represented on the board of directors by two directors who are elected solely by the preferred shareholders. The preferred shareholders are also entitled to vote for all other directors.

There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy. The two nominees for director who receive the most votes will be elected. The proposal to amend the 2005 Omnibus Incentive Compensation Plan will be approved if a majority of the shares represented at the meeting are cast in favor of the proposal.  The proposal to ratify the selection of KPMG LLP as independent auditors and all other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it.

The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Abstentions will have no effect on the election of directors. An abstention on the proposal to ratify the selection of the independent auditors will have no effect on whether that proposal is approved.

If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter (a broker non-vote), the inspectors will not consider those shares as present and entitled to vote on that matter. Broker non-votes will have no effect on the election of directors or any other proposals.

Voting and Revocation of Proxy

If your proxy card is properly signed and returned to ResCare and is not revoked, the proxy holder will vote according to your instructions. If there are no specific instructions on the proxy card, your proxy holder will vote the shares represented:

•                                          FOR the election of the people nominated as directors in this proxy statement;

•                                          FOR the proposal to amend the 2005 Omnibus Incentive Compensation Plan;

•                                          FOR the ratification of the selection of KPMG LLP as ResCare’s independent auditors for the current fiscal year; and

•                                          In the proxy holder’s best judgment on such other matters that may properly come before the annual meeting.

In addition, if any shareholder votes shares cumulatively in the election of directors or votes for a person other than the nominees named in this proxy statement or substitutes for those nominees, then the proxy holders will have the discretionary authority to vote your shares cumulatively and distribute the votes represented by proxy cards among the nominees listed in this proxy statement and any other nominees as the proxy holders, in their best judgment, determine.

You may revoke your proxy at any time in one of three ways by:

•                                          giving written notice of the revocation to the Secretary of ResCare;

•                                          signing and delivering a proxy with a later date; or

•                                          attending and voting in person at the annual meeting.

Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy at the time of the revocation. Your presence at the annual meeting does not by itself revoke the proxy.

Ownership of Equity Securities

The following table shows information about the beneficial ownership of ResCare common shares as of March 31, 2008 by:

•                                          each person known to ResCare who beneficially owns more than 5 percent of the outstanding ResCare common shares or who has filed a Schedule 13G or 13D with the Securities and Exchange Commission (SEC) with respect to ResCare shares;

•                                          each of ResCare’s directors and nominees for director;

•                                          each of ResCare’s executive officers named in the Summary Compensation Table; and

•                                          all directors and executive officers of ResCare as a group.

Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)		Percent of Total (2)
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Ronald G. Geary	460,850	(4)	1.6%
Ralph G. Gronefeld, Jr.	399,601	(5)	1.4%
Vincent F. Doran	40,193	(6)	*
Paul G. Dunn	24,031	(7)	*
David W. Miles	20,971	(8)	*
Olivia F. Kirtley	50,615	(9)	*
Steven S. Reed	10,000	(10)	*
David Braddock, Ph.D.	12,521	(10)	*
Robert E. Hallagan	17,619	(10)	*
Robert M. LeBlanc	0	(11)	*
William E. Brock	2,000		*
James H. Bloem	5,000		*
Katherine W. Gilchrist	0	(12)	*
All directors and executive officers as a group (13 persons)	1,043,401	(13)	3.5%

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)		Percent of Total (2)
OTHER SECURITY HOLDERS WITH MORE THAN 5% OWNERSHIP
Onex Corporation	8,509,500	(14)	25.0%
FMR Corporation	3,914,934	(15)	13.4%
Bank of America Corporation	3,046,946	(15)	10.4%
Dimensional Fund Advisors LP	1,571,041	(15)	5.4%

*                             Indicates less than 1 percent of outstanding common shares.

(1)                   The addresses of the people ResCare knows beneficially own more than five percent of the outstanding common shares are as follows: Onex Corporation, 161 Bay Street, Toronto, Ontario M5J 2S1 Canada; FMR Corporation, 82 Devonshire Street, Boston, Massachusetts 02109; Bank of America Corporation, 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255; Dimensional Fund Advisors, LP, 1299 Ocean Avenue, 11th  Floor, Santa Monica, CA 90401.

(2)                      Each named person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group. The number of shares includes shares that would be issued when a person converts convertible securities, when a person or group exercises options (including employee stock options) or when a director terminates service pursuant to the Non-Employee Directors Deferred Stock Compensation Program.

(3)                      Three of our directors defer cash compensation under our Non-Employee Directors Deferred Stock Compensation Program. These deferred amounts will be paid out in shares of our common stock upon the director’s retirement or other termination of services with ResCare. The number of shares to which the directors would be entitled if their services with ResCare had terminated as of March 31, 2008, is included in the table, as follows: Ms. Kirtley — 6,265 shares; Dr. Braddock — 2,560 shares; Mr. Hallagan — 2,638 shares. The directors have no voting or investment power as to these shares.

(4)                      Includes 225,000 shares subject to options that are presently exercisable.

(5)                      Includes 2,801 shares held by the Retirement Savings Plan over which Mr. Gronefeld has no voting power, but does have investment power and 700 shares held in his wife’s IRA for which Mr. Gronefeld holds neither voting nor investment power.

(6)                      Includes 2,500 shares held in an IRA and 1,000 shares for which Mr. Doran shares voting and investment power with his wife.

(7)                      Includes 3,300 shares for which Mr. Dunn shares voting and investment power with his wife.

(8)                      Includes 10,000 shares subject to options that are presently exercisable.

(9)                      Includes 32,100 shares for which Ms. Kirtley shares voting and investment power with her husband. Also includes 600 shares in her husband’s retirement plan for which Ms. Kirtley has neither voting nor investment power and 4,500 shares subject to options that are presently exercisable.

(10)                Includes 4,500 shares subject to options that are presently exercisable.

(11)                Mr. Le Blanc is a managing director of Onex Corporation, which controls the Onex Affiliates that hold ResCare common and Series A Convertible Preferred Shares. These shares are shown as beneficially owned by Onex Corporation.

(12)                Ms. Gilchrist is ResCare’s former Senior Vice President and Treasurer.  She resigned from ResCare effective July 2, 2007.

(13)                Includes 253,000 shares subject to options that are presently exercisable.

(14)                Represents shares owned by four affiliates of Onex Corporation: Onex Partners, LP, Onex American Holdings II LLC, Onex US Principals LP and ResCare Executive Investco LLC (referred to in this proxy as the Onex Affiliates). Includes 4,809,500 common shares issuable upon conversion of 48,095 Series A Convertible Preferred Shares. The information is based on the Schedule 13D/A filed with the SEC on June 29, 2004.

(15)                The information is based on the Schedule 13G/A filed by each holder with the SEC reflecting shares beneficially owned as of December 31, 2007.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The board of directors is divided into three classes. Directors serve staggered three-year terms, and the term of one class of directors expires at each annual meeting. The board of directors proposes that the directors nominated below be elected or re-elected to the class and for the term as indicated below or until their successors have been elected.

Nominees

Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the nominees named in the following table to the board of directors. If any of these people will not be available to serve as a director, the proxy holders will have the discretion to vote  FOR  a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders and to vote cumulatively if any shareholder should vote cumulatively. The board of directors is not aware of any other circumstances in which any of the following people would not be available to continue to serve as a director, if elected.

Mr. Le Blanc and Mr. Gronefeld represent the holders of the preferred shares. As permitted under ResCare’s Articles of Incorporation, the preferred shareholders have elected Mr. Le Blanc and Mr. Gronefeld by unanimous written consent to the class and for the term as indicated below.

Name	Age	Director Since	Principal Occupation
Nominees
Class I — 2011
Olivia F. Kirtley	57	1998	Business Consultant
Robert E. Hallagan	64	2004	Vice Chairman of Heidrick & Struggles
William E. Brock	77	2006	Founder and Chairman, The Brock Offices

Class II — 2009
James H. Bloem	57	2007	Senior Vice President and Chief Financial Officer and Treasurer, Humana Inc.

Continuing Directors
Class II — 2009
Ralph G. Gronefeld, Jr.	49	2006	President and Chief Executive Officer of Res-Care, Inc.
Steven S. Reed	46	2003	Attorney, Reed Wicker, LLC

Class III — 2010
Ronald G. Geary	60	1990	Chairman of the Board of Res-Care, Inc., President and General Manager of Ellis Park Race Course, Inc.
Robert M. LeBlanc	41	2004	Managing Director of Onex Corporation
David Braddock	63	2004	Professor in Psychiatry, University of Colorado School of Medicine

James H. Bloem was appointed to the board of directors of ResCare in October 2007.  Mr. Bloem has served as Senior Vice President and Chief Financial Officer and Treasurer of Humana Inc. since joining Humana in February 2001.  Before joining Humana, Mr. Bloem served as a senior executive with Perrigo Company, a manufacturer of over-the-counter pharmaceuticals, personal care and nutritional products, and with Herman Miller, Inc., a manufacturer of office furniture and furniture systems.  An attorney and certified public accountant, Mr. Bloem is a director of Rotech Healthcare, Inc., which provides home medical equipment and services, and Warner Chilcott, Limited, a specialty pharmaceutical company.

Dr. David Braddock has served as a director of ResCare since 2004. Since 2001 he has been the Associate Vice President of the University of Colorado (CU) System, Executive Director of the Coleman Institute, and holder of the Coleman-Turner Chair in Cognitive Disability in the Department of Psychiatry in the School of Medicine at the CU Health Sciences Center. Dr. Braddock was at the University of Illinois at Chicago (UIC) from 1979 to 2001 as Professor of Human Development and Public Health, as the founding head of the Department of Disability and Human Development and of its research institute, and as an associate dean. Prior to UIC, he held positions with the Council for Exceptional Children, the Secretary’s Committee on Mental Retardation in the U.S. Department of Health, Education and Welfare, and with state developmental disabilities agencies in Texas, Missouri and Illinois. He is a principal author of the bi-annual publication of the State of the States in Developmental Disabilities and is a director of the International Special Olympics.

William E. Brock has served as a director since 2006. He is chairman of The Brock Offices, a firm specializing in international trade, investment and human resources which he founded in 1988. From 1985 to 1987, Mr. Brock served as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. He served as Chairman of the Republican National Committee from 1977 to 1981 and previously as a Member of the U.S. House of Representatives from 1963 to 1971 and as U.S. Senator for the State of Tennessee from 1971 to 1977. Mr. Brock serves as a Counselor and Trustee of the Center for Strategic and International Studies, and as a director of On Assignment, Inc., HealthExtra, Inc. and Strayer Education, Inc.

Ronald G. Geary, an attorney and certified public accountant, has served as a director since 1990. Mr. Geary is President and General Manager of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky. He was President of ResCare from 1990 to 2006 and Chief Executive Officer from 1993 to 2006. He was elected Chairman of the Board in June 1998. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary retired as President and Chief Executive Officer of ResCare effective June 22, 2006. He will remain as Chairman of the Board until the 2008 annual shareholders meeting. Mr. Geary is a director of Ventas, Inc., a real estate investment trust.

Ralph G. Gronefeld, Jr., a certified public accountant, has served as a director since November 2006 and as ResCare’s President and Chief Executive Officer, succeeding Ronald G. Geary, since June 2006. Since 2002 Mr. Gronefeld has served as President of the Community Services Group after serving as Executive Vice President-Operations of that division from 2001 and as ResCare’s Chief Financial Officer from 1998 until 2001. He previously served as Executive Vice President of Operations for the Division for Youth Services and Vice President responsible for ResCare’s Alternative Youth Services and Youthtrack subsidiaries. Mr. Gronefeld joined ResCare in June 1995 as Director of Internal Audit. From July 1995 through March 1996, he served as interim senior administrator for ResCare’s west region in its Division for Persons with Disabilities.

Robert E. Hallagan has served as a director of ResCare since 2004.  Mr. Hallagan is vice chairman of board leadership services for Korn/Ferry International, a provider of executive human capital solutions, ranging from corporate governance and CEO recruitment to executive search, middle-management recruitment and Leadership Development Solutions (LDS).  From 1997 to 2007, he served as Vice Chairman of Heidrick & Struggles, an executive search firm with over 1,300 search professionals in 57 offices, since 1997. From 1991 to 1997 he served as the firm’s President and Chief Executive Officer. Mr. Hallagan is co-founder and Chairman of the Center For Board Leadership, a joint venture with the National Association of Corporate Directors, of which he is also Chairman.

Olivia F. Kirtley, a certified public accountant, has served as a director of ResCare since 1998. Ms. Kirtley is former Chairman of the Board of the American Institute of Certified Public Accountants (AICPA) and of the AICPA Board of Examiners. From 1991 to 2000, Ms. Kirtley served as Vice President and Chief Financial Officer of Vermont American Corporation, a leading manufacturer and marketer of power tool accessories. Ms. Kirtley is a director of Papa Johns International, Inc., an international pizza company, and US Bancorp, a financial services company.

Robert M. Le Blanc has served as a director of ResCare since 2004. He is a Managing Director of Onex Corporation. Before joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years and for five years prior to that he worked with GE Capital in a variety of positions including corporate finance and corporate strategy. Mr. Le Blanc is the Lead Director of Magellan Health Services, Inc., a provider of behavioral healthcare services, and a director of Emergency Medical Services, Inc., Center for Diagnostic Imaging, Inc., Skilled Healthcare Group, Inc., First Berkshire Hathaway Life, Cypress Insurance, Carestream Health, The Warranty Group, and Connecticut Children’s Medical Center.

Steven S. Reed has served as a director of ResCare since 2003. Mr. Reed practices law at Reed Wicker, LLC, Louisville, Kentucky, where he is Managing Member. Mr. Reed was United States Attorney for the Western District of Kentucky from 1999 to 2001 and an Assistant U.S. Attorney for the same district from 1993 to 1999. Mr. Reed is a Past Chair of the Board of Trustees of the University of Kentucky, and has served as a Trustee since 1994.

During 2007, there were eight meetings of the board of directors. During this period, each director attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year. The Board encourages all directors to attend the annual shareholders meeting, and all directors attended the 2007 annual shareholders meeting.

Executive Officers of ResCare

The executive officers of ResCare are Ralph G. Gronefeld, Jr., whose experience is described above, Vincent F. Doran, Paul G. Dunn, Patrick G. Kelley and David W. Miles.

Mr. Doran, age 57, has served as President of the Employment and Training Services Group since January 2002 after serving as President of the Division for Youth Services from August 2000 and as President, Job Corps Operations from 1997. Before joining ResCare, Mr. Doran was President for Job Corps Operations for Teledyne Economic Development, a product line of the Teledyne Controls business of Teledyne Industries, Inc., a publicly traded conglomerate where he had been employed in various capacities for twenty-five years.

Mr. Dunn, age 42, has served as President of ResCare’s Arbor E&T operations, which provide development, training and placement for people with barriers to employment, since January 2006. Mr. Dunn served as ResCare’s Chief Development Officer from 1997 until 2006 and had responsibility for overseeing all of ResCare’s development activities and government relations. From 1999 to 2000, he also served as Executive Vice President for ResCare’s Alternative Youth Services and Youthtrack operations.

Mr. Kelley, age 43, rejoined ResCare in January 2008 as President of the Community Services Group, which is ResCare’s largest operating group. He had served as President of a division of The Rawlings Company, an insurance claims recovery company since April 2006.  Mr. Kelley was employed by ResCare for more than 19 years, previously serving as Senior Vice President from 2003 to 2006, Vice President of Operations of ResCare’s Central Region from 1999 to 2003, and as regional vice president for 12 states.

Mr. Miles, age 42, a certified public accountant, has served as Chief Financial Officer since 2005 and he served as Vice President, Controller from 2001 to 2006 with responsibility for overseeing all aspects of the accounting function including financial reporting and compliance with Sarbanes-Oxley regulations. He joined ResCare in March 1998 as Director of Financial Reporting. Prior to joining ResCare, Mr. Miles was with Ernst & Young LLP for ten years.

Independent Directors

As required by the rules of The NASDAQ Stock Exchange, the board of directors has determined that Olivia F. Kirtley, Steven S. Reed, Robert M. Le Blanc, David Braddock, Robert E. Hallagan, William E. Brock and James H. Bloem are independent directors as defined by its rules. In making its determination, the board complies with the NASDAQ corporate governance rules regarding director independence. The Board has determined that the relationships described in this proxy statement for Dr. Braddock, Ms. Kirtley and Messrs. Reed and Le Blanc are immaterial and do not affect the independence of these directors.

Committees of the Board of Directors

The standing committees of ResCare’s board of directors are its audit committee, executive compensation committee, corporate governance and nominating committee, mergers and acquisitions committee and ethics and compliance committee. Copies of the charters of each of the standing committees of our board of directors are available on our corporate website at www.rescare.com.  The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified.

Committee Membership

The following chart shows the current committee membership, chairperson and the number of meetings held by each committee during 2007.

Member	Audit	Executive Compensation	Corporate Governance & Nominating	Mergers & Acquisitions	Ethics & Compliance
James H. Bloem	☒
David Braddock			☒		C
William E. Brock	☒	☒
Ronald G. Geary				☒	☒
Robert E. Hallagan	☒	C
Olivia F. Kirtley	C
Robert LeBlanc		☒	☒	C
Steven S. Reed			C		☒
Ralph G. Gronefeld, Jr.				☒
Number of meetings during 2007	6	5	4	14	4

Audit Committee

The audit committee selects the auditing firm to be retained each year as independent auditors of ResCare’s financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews ResCare’s financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. The audit committee reviews and approves related party transactions and other transactions as required by applicable rules and regulations.  It has established procedures for anonymous submission of complaints or concerns regarding accounting, internal financial controls and auditing matters and reviews and addresses any such submissions. Ms. Kirtley, Mr. Hallagan, Sen. Brock and Mr. Bloem serve on the audit committee, which Ms. Kirtley chairs. ResCare’s board of directors has determined that (1) all of the members of the audit committee are “independent” within the meaning of the rules of The NASDAQ Stock Exchange and the rules of the Securities and Exchange Commission under the Sarbanes-Oxley Act and (2) all qualify as “audit committee financial experts” within the meaning of the SEC rules.

Executive Compensation Committee

The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to ResCare’s executive officers, reviews performance evaluations for the executive officers, and administers ResCare’s 2005 Omnibus Incentive Compensation Plan. Compensation decisions for the executive officers are made by the executive compensation committee. Decisions regarding equity compensation of the other employees are made by ResCare’s Chief Executive Officer under authorization guidelines approved by the executive compensation committee. The committee engaged an outside human resources consulting firm to assist in identifying ResCare’s peer group and particularly in relation to negotiation of the terms of Mr. Gronefeld’s employment agreement as president and chief executive officer. Messrs. Hallagan and Le Blanc and Sen. Brock serve on the executive compensation committee, which Mr. Hallagan chairs, and all are independent non-employee directors within the meaning of the applicable rules of The NASDAQ Stock Exchange and the SEC.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to ResCare’s Articles of Incorporation and Bylaws.  Messrs. Reed and Le Blanc and Dr. Braddock serve on the corporate governance and nominating committee, which Mr. Reed chairs, and all members are independent within the meaning of the rules of The NASDAQ Stock Exchange and the SEC.

Mergers and Acquisitions Committee

The mergers and acquisitions committee assists management in developing and implementing a strategic plan for ResCare’s acquisitions, strategic relationships, investments and growth activities and assists the board in reviewing, evaluating and approving such activities. Messrs. Geary, Le Blanc and Gronefeld serve on the committee, which Mr. LeBlanc chairs.

Ethics and Compliance Committee

The ethics and compliance committee assists the board of directors in monitoring the effectiveness of ResCare’s corporate compliance program. Dr. Braddock and Messrs. Reed and Geary currently serve as members of the ethics and compliance committee, which Dr. Braddock chairs.

Nomination Policy

In evaluating candidates for director, the corporate governance and nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and ResCare as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because from time to time the needs of the board and Company may change. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of ResCare. In 2007 ResCare did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of ResCare’s bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to the Company’s Secretary by fax to (502) 394-2281 or by mail to David S. Waskey, Secretary, ResCare, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of ResCare’s Secretary at 9901 Linn Station Road, Louisville, Kentucky 40223, or by fax to (502) 394-2281. The corporate governance and nominating committee has approved procedures for handling correspondence received by ResCare and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of ResCare’s compliance and internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters, which include an anonymous toll-free hotline at (866) 293-3863.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines for ResCare. A copy of the guidelines is posted on ResCare’s website noted above.

Certain Relationships and Related Transactions

Mr. Reed and his law firm Reed Wicker, LLC provide legal services to ResCare. Payments for these services were approximately $11,000 for 2007.

Dr. Braddock provides occasional consulting services to ResCare under the terms of a consultation agreement with an organization affiliated with the University of Colorado of which Dr. Braddock is a member. The payments to the organization are $24,000 annually of which Dr. Braddock receives a portion.

Ms. Kirtley is a director of US Bancorp, which is a participant in the syndicate of lenders underwriting our credit facility and administers our purchasing-card program.

We lease some of our facilities under an operating lease with Ventas, Inc., a publicly traded, healthcare real estate investment trust for which Mr. Geary is a director. The lease commenced in October 1998 and extends through 2010. Lease payments totaled approximately $900,000 in 2007, which was less than 5% of the revenues of both Ventas and ResCare.  We estimate aggregate future rentals during the term of the lease to be approximately $2.8 million, subject to annual increases based on the consumer price index.

We used an airplane from a commercial aviation service owned by Mr. Geary for corporate travel during 2007.  Total costs incurred were $15,271 for the year.

ResCare is party to a management services agreement with Onex Partners Manager, LP, an affiliate of Onex Partners LP under which Onex Partners Manager is retained to advise and assist ResCare’s management and board of directors from time to time on business and financial matters. Under the agreement, ResCare pays an annual management fee of $350,000, which did not exceed 5% of either ResCare’s or Onex Partners Manager’s consolidated gross revenues for fiscal 2007. The agreement will remain in effect until Onex Partners and its affiliates no longer hold at least 26,452 preferred ResCare shares. Mr. Le Blanc is managing director of Onex Partners Manager.

Compensation Discussion and Analysis

Compensation Program Objectives

ResCare’s business goal is to provide quality services to people with special needs, while at the same time enhancing long-term shareholder value. We believe that the compensation of our executives should reflect the value the company attributes to their skills, experience, loyalty to the company and adherence to its mission. The compensation should serve as an incentive for the executives to remain with the company and to strive to achieve goals and objectives that contribute to the quality of services we provide to the people we serve and to long-term shareholder value in the company. We believe that the compensation of our executives should also be structured with sensitivity to ResCare’s employees and to the people we serve.

ResCare is a unique company in the human services industry because of the scope and variety of the services it provides. ResCare serves people with intellectual, cognitive, developmental or physical disabilities, mental illness, acquired brain injury, youth with emotional or behavioral challenges, adults with economic and other barriers to productive employment, and the elderly who need support services in order to remain in their own homes as long as possible. ResCare employees, particularly its direct care employees, work in industries that rely for the most part on government funding, which does not compensate such important work highly. Its executives, who have been with the company for many years, are knowledgeable about the business, strongly supportive of its mission and sought after by competitors and others interested in their talent. We feel strongly that we have a very talented group of executives and want to them to remain with ResCare.

ResCare’s executive compensation program has been designed to support the objectives of promoting high quality service and strong operating and financial performance, while also taking into consideration ResCare’s mission and its employees and constituents. Specifically, our compensation program:

•                                          provides incentives and rewards that are based on individual, group and company-wide performance in achieving quality of service and financial goals as identified in ResCare’s strategic business plan;

•                                          provides compensation opportunities creating an environment that attracts and helps retain talented employees on a long-term basis; and

•                                          links the interests of executives with the long-term performance of the company and interests of shareholders by making equity-based awards a significant element of executive compensation through grants of restricted stock structured to vest over multi-year periods and which, in some cases, are also performance-based.

Historically, we have used employment contracts with executive officers as well as other key employees to recruit and retain the high quality employees that we need and desire. Our employment contracts are individually negotiated and approved by the executive compensation committee and provide the basis for the compensation package for the named executive officers.

We consider a number of factors in determining the levels of total compensation for our executives, including the executives’ roles and responsibilities in the company, their experience and expertise, compensation levels for peers within the company, compensation levels in the marketplace for people in similar positions and performance of the executive and the company as a whole. The executive compensation committee provides overall guidance for our executive compensation policies and determines the amounts and elements of the compensation packages for executives. The committee reviews the total package including all forms of compensation and benefits and the potential total future value of the compensation decisions made.

In January 2005, the executive compensation committee engaged an independent compensation consultant, Pearl Meyer and Partners (PMP), to assist in reassessing the company’s executive compensation and developing new compensation packages for our executive officers. The executive compensation committee assessed competitive market compensation using a number of sources, the primary one of which was publicly available information reported by a peer group comprised of the twelve companies listed below:

Apria Healthcare Group	Pediatrix Medical Group, Inc.
Extendicare, Inc.	Province Healthcare Company
Genesis HealthCare Corporation	Renal Care Group, Inc.
Gentiva Health Services, Inc.	Select Medical Corporation
Lifepoint Hospitals, Inc.	Sun Healthcare Group, Inc.
Lincare Holdings, Inc.	Sunrise Senior Living, Inc.

The peer group includes long-term healthcare, home healthcare and specialized healthcare companies of similar revenue size, with an emphasis on multi-site healthcare service companies, similar to ResCare. For the executive officer positions other than the CEO, we also used general industry survey data of position-based compensation levels.

The committee, with the assistance of PMP, analyzed the compensation packages of ResCare’s executives compared with the peer group. At the time, our revenue ranked at the 50th percentile of the peer group and our net income and operating income ranked at the 43rd and 55th percentiles respectively. Our executive officers, however, including our president and CEO, were in the 20th percentile of the peer group for total compensation.

In addition to its comparison with the peer group, the consultant and the committee also considered the following factors in arriving at the level of salary and other compensation:

•                                          the unique nature of ResCare’s business within the peer group, as described above;

•                                          the complexity of the business and its highly regulated nature. ResCare currently operates in 38 states, Washington, DC, Puerto Rico, Canada, the United Kingdom, the Netherlands, Germany and Haiti. Its Job Corps operations are subject to United States Department of Labor requirements and federal government contract regulation, its workforce development operations are subject to federal and local regulations and criteria, and the community service group operates in 32 states, each of which has its own reimbursement system and regulations. The people ResCare serves are some of the most vulnerable and regulations concerning their care are extensive. States operate on annual budgets which affect the reimbursement environment in which ResCare operates. ResCare’s executives must understand the complexities of the various systems and be able to manage operations within them;

•                                          the special needs of the people we serve. As described above, ResCare serves people with many different special needs including those with developmental disabilities, those from disadvantaged backgrounds, the elderly, and people seeking assistance with barriers to employment. These are vulnerable populations who are served by dedicated employees, and the company is sensitive to compensation of the company’s executives in relation to the living situations of the people it serves and the compensation of the people providing those services;

•                                          wage freezes over the 2001 to 2004 period for many ResCare operations;

•                                          the length of service of the executives. Our executive officers have all been with the company for several years and have experienced both periods of economic growth and recessions.  Their skills and experience had contributed greatly to the renewed growth and the company wanted to retain their skills to continue the momentum and reward their loyalty and service; and

•                                          the executives’ understanding of and commitment to the company. As described above, the executives have been with the company for significant lengths of time and have acquired an understanding of its operations and the complexities of its business. They have also demonstrated their commitment to the company during more difficult times and should be rewarded for that loyalty.

The executive compensation committee, with the assistance of PMP and in consultation with, and considering the recommendations of, Ronald Geary, then ResCare’s Chief Executive Officer, established new compensation packages for the executive officers (other than Mr. Geary) in their employment agreements for the three-year period from 2005 through 2007.  These agreements generally brought the compensation of our executive officers closer to the median of the designated peer group, rewarded them for their hard work, and provided incentives for them to remain with the company to continue its momentum and growth. We believed, again given the unique nature of ResCare’s business, its social services mission, funding sources and its clients and employees, that it was appropriate to try to achieve a compensation level in the mid-range of the peer group rather than being a market leader in compensation. We do not want our executives’ compensation to be excessively disproportionate to the compensation of people in our operations, especially those who provide the direct services to the people we serve.

We recently completed new executive agreements with our four executive officers other than Mr. Gronefeld for terms through the end of 2011, which is also when Mr. Gronefeld’s present agreement expires.  Our executive compensation committee did not conduct an analysis of peer group performance or executive compensation in connection with the negotiation of the new employment agreements as it did in 2005.  The committee intends to conduct an analysis of chief executive officer compensation during 2008.

The compensation packages in the new agreements, in general, reflect the compensation program objectives and considerations described above and include compensation components comparable to those in our executives’ prior employment agreements.  The new agreements also reduce the variations among the compensation packages of our executive officers to make them more standard.  For example, the component of incentive compensation based on the company’s performance will now be uniformly measured by the attainment of a net income target.  The contracts are described in detail below, following the Summary Compensation Table.  The committee consulted from time to time with our CEO Mr. Gronefeld in negotiating the new employment agreements and in particular regarding the agreement with Mr. Kelley, who succeeds Mr. Gronefeld as President of our Community Services Group.

Components of Executive Compensation

The three primary components of ResCare’s executive compensation are base salary, annual cash incentive and long-term incentive opportunity in the form of performance-based and service-based restricted stock awards. ResCare also contributes to the retirement savings plan for the executives at the same rate as for other employees, up to the limit permitted by law for highly compensated employees. We provided automobile allowances for executives whose operations permit reimbursement for such expense and we reimburse Messrs. Gronefeld, Doran and Dunn for the expenses of an annual physical to the extent not covered by insurance. The employment contracts also provide for additional benefits that do not involve material cost but which we also describe elsewhere in this proxy statement. ResCare does not provide material perquisites to its executive officers.

Under the executives’ employment agreements, base salary comprises approximately half of the total compensation (except for Mr. Gronefeld); incentive compensation that is based on attaining service or quality and financial performance goals, and service- and performance-based restricted stock awards comprise the remaining portion. The compensation under these packages increases reasonably and rationally rather than quickly and in large intervals; salary increases are gradual, incentive compensation is based on annually established goals, service-based restricted share awards vest over four years, and performance-based restricted share awards vest immediately when earned.  The largest component of Mr. Gronefeld’s compensation in 2007 was a one-time grant of 300,000 shares of restricted stock issued to him when the company satisfied the performance-based condition for the award by meeting a twelve-month net income target of $19 million as of June 30, 2007.  The award then vests over four years.  This award, its underlying objectives and the other elements of our CEO’s compensation are discussed below.  Components of the compensation packages are discussed after the following table.

For 2007, the pay mix for each named executive officer who served as such for the entire year was as follows:

Executive	Base Salary as % of Total Compensation	Annual Cash Incentives as % of Total Compensation	Long Term Equity as % of Total Compensation (1)	Other
Mr. Gronefeld	11.4%	5.1%	83.2%	0.3%
Mr. Miles	57.4%	23.0%	10.6%	9.0%
Mr. Doran	54.2%	25.3%	16.7%	3.8%
Mr. Dunn	48.5%	32.4%	12.7%	6.4%

(1)                      Includes grant date values of restricted stock awards made in 2007.

Base Salaries

The base salaries of ResCare’s named executive officers were established through the negotiation of their employment agreements, taking into consideration the factors that we have discussed above.  Base salaries are subject to annual increases equal to the greater of 5 percent or cost-of-living increases based on a common government index. However, Mr. Gronefeld’s salary does not increase if ResCare’s net income as it is defined in his employment agreement does not equal at least 90 percent of the annual net income target established by the board of directors. Net income is calculated in accordance with generally accepted accounting principles excluding extraordinary non-cash or non-recurring non-cash charges or losses and other items the executive compensation committee determines are appropriate. The company exceeded 90% of its 2007 net income target of $44,238,000.

Base salaries are designed to be market competitive, although not market leaders.  Under new four-year employment agreements that we recently entered with our three executive officers who had prior agreements, base salary for Mr. Miles increased by 28% to $300,000, reflecting the significant additional responsibilities Mr. Miles assumed upon his promotion to chief financial officer in 2006 and with the recent growth of our company.  Mr. Doran’s salary grew by 8.3% to $325,000 and Mr. Dunn’s salary continued at $250,000.  We believed that these salaries were appropriate based on the responsibilities of these officers as the head of our Employment and Training Services Group and our Arbor E&T unit, respectively, and the objectives of our compensation program discussed elsewhere in this section.

Non-Equity Incentive Compensation

The annual non-equity or cash incentive compensation is designed to support the company’s strategic business plan and to reward achievement of individual, group, and company-wide quality of service, operational and financial goals. The executive compensation committee annually establishes financial and non-financial performance measures with threshold and maximum performance targets for our named executive officers, in consultation with the CEO. We believe that the executives should not be rewarded with incentive compensation unless the company is performing well; therefore, before any cash incentive can be awarded, ResCare’s performance must meet or exceed 90 percent of the net income target established by the board of directors for the applicable year. The board of directors and management generally sets the net income at levels that are achievable but challenging for the company to attain. For 2007, the net income target was $44,238,000, while actual net income was $44,233,000.  Individual and division performance goals are based on factors that are within the executive’s area of responsibility, are critical to achievement of ResCare’s strategic plan for a given year and are challenges for the executives to achieve. For the executives’ goals for 2007, company performance was weighted equally with individual and group performance measures.

Mr. Gronefeld’s performance goals related to performance of the Community Services Group (CSG) under its Best In Class quality measurement tool (35%), quality performance measures for the Job Corps operations (7.5%) and quality performance measures under contracts for the Arbor workforce operations (7.5%).  Mr. Miles’ individual and department goals relate to his increased level of responsibility as CFO for a growing organization with diverse operations and for managing the financial and other functions for which he has responsibility. His specific 2007 goals related to managing his department’s budget within targeted levels (10%), improving customer satisfaction levels (10%), attaining company objectives related to the annual audit and internal controls objectives (10% each) and enhancing operational knowledge and building relationships with operations process management (10%).  Mr. Doran’s 2007 goals related to maintaining Job Corps quality measurements (7.5%), establishing a quality measure system for Arbor and meeting certain performance levels under it (7.5%), maintaining certain Job Corps contracts (5%), and meeting the Employment and Training Services Group’s budget expectations (22.5%) and accounts receivable targets (7.5%).  The Job Corps operations, which comprise a large portion of Mr. Doran’s group, are measured by U.S. Department of Labor performance standards and their financial performance is directly tied to their performance under those standards.  Mr. Dunn’s unit goals included establishing a quality measurement system for Arbor and performing at a level of at least 90% under it (5%); meeting state contract performance criteria (5%); retention of a major contract (10%); achieving budgeted revenue (7.5%); meeting Arbor accounts receivable targets (7.5%) and budgeted Arbor contribution (15%).  Because we intend the earnings targets for the company and the group and individual goals to be challenging, the maximum possible incentive award is 100 percent of the executive’s base salary.

We discuss the incentive compensation earned by each of the named executive officers based on performance during 2007, and each of their performance goals for 2008, in the discussion of the employment agreements that follows the Summary Compensation Table.

Equity-based Incentive Compensation

Since 2005, ResCare’s equity-based incentive compensation for executive officers has been principally in the form of restricted stock awards. We determined, after consultation with our compensation consultant PMP, that use of restricted stock would better serve our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and ResCare’s long-term performance. In addition, ResCare’s adoption of recent accounting standards for share-based compensation made the grant of stock options less attractive to the company because of the impact on the company’s financial statements. The accounting for stock options also results in volatility of earnings calculations each quarter and increases the administrative burden for the company. The value of restricted stock is measured at the time of the grant only, which simplifies the accounting and provides a more consistent calculation of financial impact. We believe that restricted stock that vests over longer periods of time, as the awards to our executives do, also tends to promote the kind of longer-term planning and strategies for the company that we believe serve as a greater incentive for retention of the valuable employee. The restricted stock awards for the executives are based on their employment agreements. The awards for the executives, except for Mr. Gronefeld, require satisfaction of both service-based and performance-based criteria, with the larger percentage being performance-based as discussed in the descriptions of the employment agreements in this proxy statement. The restricted stock awards for Mr. Gronefeld all require satisfaction of performance-based criteria as we discuss later in this section.

Section 162(m) of the Internal Revenue Code (Code) as amended provides generally that the compensation paid by publicly-held companies to the chief executive officer and the four most highly paid senior executive officers in excess of $1 million per executive will be deductible by ResCare only if paid pursuant to a qualifying performance-based compensation plan approved by ResCare shareholders. The 2005 Omnibus Incentive Compensation Plan includes performance criteria intended to have certain awards qualify as performance-based compensation for purposes of Section 162(m). Performance-based awards reduce the income tax payable by the company despite their resulting in more compensation expense, a non-cash item. While the company intends for compensation in excess of $1 million to fall generally within this exception, the executive compensation committee wants to maximize the effectiveness of ResCare’s executive compensation plans and in that regard, the committee intends to maintain flexibility to take actions that may not fall within the exception if the committee deems them to be in the best interests of the company and its shareholders. In 2007, the annual incentive compensation and performance-based restricted stock awards qualified for the exception.

Timing of Equity Grants

Restricted stock awards, including those to our executive officers, have been made on fixed dates under employment agreements with management employees within limits of authority given by the executive compensation committee to Mr. Gronefeld or on the date the committee approves a grant if it is not within the authority limits. We generally have and do execute employment agreements with management employees in large groups as their previous employment agreements expire or as they are initially hired by the company. In general, the vesting dates are uniform among the awards. In the past, stock option grants had been awarded at one of two times. Options were awarded on fixed dates specified in employment agreements within authorization limits given by the executive compensation committee to then-President and CEO Ronald Geary or to groups of employees at various levels of responsibility toward the beginning of a calendar year at a regularly scheduled meeting of the board of directors. There has not been and is not any relationship between the timing of awards and our release of material non-public information.

Change of Control and Severance Provisions

The employment agreements with our executives include a change of control provision which would accelerate the vesting of any restricted share awards if there is a change of control of the company as that term is defined in our 2005 Omnibus Incentive Compensation Plan, adopted by ResCare’s shareholders in June 2005. Vesting of restricted stock awards also accelerates upon the employee’s death or disability. The vesting acceleration provisions are also included in the form of restricted stock award agreement that we use for all employees who receive restricted stock awards and are not exclusive to the executive officers.

In addition, the executives’ employment agreements provide that if an executive’s employment is terminated without cause or if the employment agreement is not extended by the company, the executive’s base salary will continue for a period of twelve months, except for Mr. Gronefeld who is entitled to receive twice his base salary in monthly installments paid over a period of up to one year.  Mr. Gronefeld and Mr. Miles are also entitled to receive lump sum payments equal to up to three times base salary in the case of Mr. Gronefeld, and equal to two times base salary in the case of Mr. Miles, if terminated without cause within two years after a change of control occurs. ResCare has employment agreements with many of its management employees throughout the company and all the agreements contain a severance provision under which the employee receives base salary from three to six months after termination, similar to the severance for the executives. We believe it is appropriate to include these protections for our executives to further our objectives of retaining key executives and we concluded that the severance provisions were reasonable to help assure the executives that they would be treated fairly in the event of a tender offer, takeover bid or change of control. Particularly in the case of a change of control, the executive officers could be at risk if a new owner would make significant changes in the direction of the company to which these executives are committed, toward which they have been working and on which their performance is based. We do not believe these severance provisions are excessive and are fair to our executives. The change of control and severance provisions are described more fully in the discussion of employment agreements following the Summary Compensation Table and in the table entitled Potential Payments Upon Termination or Change in Control below.

Chairman of the Board and Former Chief Executive Officer Compensation

When Ronald G. Geary announced his retirement as ResCare’s president and CEO in April 2006, he agreed to remain as Chairman of the Board of Directors through the 2007 annual meeting with responsibility for the management, development and effective performance of the board of directors, to be a resource to Mr. Gronefeld in his new position as President and CEO, and to provide continuity and stability to the company and to the investor community. Under Mr. Geary’s leadership, ResCare had grown from a company with $65 million in revenue to $1.3 billion in revenue and from serving approximately 2,000 people to serving over 35,000 people.  In determining how to compensate Mr. Geary in his new role, and in light of a number of new opportunities available to him, we wanted to provide Mr. Geary an incentive to remain on our board and to advise Mr. Gronefeld.  Mr. Geary also was not eligible to receive the restricted stock that is automatically awarded to our non-employee directors.  Based on these considerations, the executive compensation committee determined that the amount of $950,000 for the annual compensation for the year period Mr. Geary agreed to remain on the board of directors as chairman was appropriate, given the importance of the continuity in the transition after his retirement.

In February 2007, the corporate governance and nominating committee discussed with Mr. Geary extending his service as chairman for an additional year. After additional discussion with the independent members of the board of directors, Mr. Geary agreed to remain as chairman with the same duties until the 2008 annual meeting. The board of directors approved the extension of his agreement as chairman at the same compensation of $950,000 based on the same considerations discussed above.

Chief Executive Officer’s Compensation

When Mr. Gronefeld assumed the position of president and CEO of ResCare in June 2006, the executive compensation committee negotiated a new employment agreement with him for a term through December 31, 2011. His base salary was increased by 10 percent from $362,500 to $400,000 due to the new and increased responsibilities he assumed in that position. The salary increase was in part an acceleration of a salary increase for 2007 that was included in his 2005 employment agreement as president of our Community Services Group (CSG). His incentive compensation has the same structure as in his prior employment contract, and the agreements of the other executives described below, except that the quality performance goals changed from criteria applicable only to CSG to performance criteria for all three major segments of ResCare’s business: CSG, Job Corps and Employment and Training Services. The new agreement also provides for two awards of restricted stock, one for 300,000 shares and one for 100,000 shares, if financial performance targets are met. The executive compensation committee and Mr. Gronefeld agreed to a company net income target for the 300,000 award of $19.5 million for the twelve-month period ended June 30, 2007. That target was met, and we issued 300,000 shares of restricted stock to Mr. Gronefeld in August 2007.  Sixty thousand shares, or 20% of the award, vested upon issuance, an additional 20% vested on January 1, 2008, and 20% vests on January 1 of each of the next three years.  This award has both performance-based and service-based characteristics.  It depended on the company achieving a net income target that we expected to achieve but were not certain to achieve because of normal business uncertainties and because of the unique nature of our business.  Vesting is extended over four years as an incentive for Mr. Gronefeld to remain with the company for at least that period of time. In addition, upon the execution of the employment agreement, Mr. Gronefeld was awarded 100,000 shares of restricted stock that vest in their entirety if a second net income target for any calendar year is achieved. This second award is solely performance-based and the net income target for the award is substantially greater than the annual net income ResCare reported in either 2006 or 2007 and is considered to be a very challenging target to achieve.  The compensation recognized for financial purposes for Mr. Gronefeld’s awards is highest in 2007, when the net income target for the 300,000 share award was attained, and decreases in subsequent years as those shares vest in annual increments. See footnote 1 to the Summary Compensation Table.

The executive compensation committee consulted with its compensation consultant PMP and outside counsel, and we consulted with outside tax counsel, securities counsel and corporate counsel in reviewing the restricted stock awards to Mr. Gronefeld and their qualification as performance-based awards under IRC 162(m). The committee reviewed Mr. Gronefeld’s total compensation package, including the effect of the restricted stock awards on the company’s financial statements, with the full board of directors, which approved the package.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee

Robert E. Hallagan, Chair
William E. Brock
Robert M. Le Blanc

Executive Compensation

Summary Compensation Table

The following table provides information concerning compensation awarded to or earned by the executive officers of ResCare for the years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Ralph G. Gronefeld, Jr.	2007	$400,005	$2,902,838	$178,500	$9,000	$3,490,343
President and Chief Executive Officer	2006	379,796	1,431,051	370,000	12,168	2,193,015

David W. Miles	2007	240,761	44,687	96,350	37,951	419,749
Chief Financial Officer	2006	241,690	19,722	200,737	6,174	468,323

Vincent F. Doran	2007	317,798	98,177	148,640	22,200	586,815
President — Employment and Training Services Group	2006	309,994	68,896	155,000	40,495	574,385

Paul G. Dunn	2007	249,995	65,452	166,875	33,038	515,360
President — Arbor E&T	2006	249,667	45,931	212,500	99,957	608,055

Katherine W. Gilchrist	2007	111,176	30,610	—	33,273	175,059
Former Senior Vice President and Treasurer (4)	2006	247,144	45,931	149,138	8,999	421,257

(1)                      The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with Financial Accounting Standard 123R, Share-Based Payment, of restricted stock awards made pursuant to the 2005 Omnibus Incentive Compensation Plan and the executives’ employment agreements. The fair value of the awards is based on the closing market price of common stock on the date of award and is being amortized over the estimated service period to achieve the performance targets for vesting. Amounts expected to be recognized for financial statement purposes in future years for outstanding awards to Mr. Gronefeld as of December 31, 2007 are as follows: 2008: $1.6 million, 2009: $1.0 million, 2010: $0.7 million, and 2011: $0.4 million. Assumptions used in the calculations of these amounts are included in footnote 12 to ResCare’s audited financial statements for the fiscal year ended December 31, 2007 included in ResCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008.

(2)                      Non-equity incentive compensation paid to the executive officers is based on attainment of performance goals for the fiscal year approved by the executive compensation committee of the board of directors and as otherwise provided in their employment agreements. These amounts were determined by the executive compensation committee at its March 2008 meeting and paid out shortly thereafter.

(3)                      All Other Compensation represents matching contributions allocated by ResCare to the Retirement Savings and the other items set forth in the following table:

	Mr. Gronefeld	Mr. Miles	Mr. Doran	Mr. Dunn	Ms. Gilchrist
Retirement savings contribution	$9,000	$9,000	$9,000	$9,000	$8,966

Automobile allowance	—	—	13,200	—	—

Buyback paid time off	—	28,951	—	24,038	24,307

(4)                      Ms. Gilchrist resigned from ResCare effective on July 2, 2007.

Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to executive officers in 2007.

			Estimated Future Payouts Under Non-Equity		Estimated Future Payouts Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards:	Grant Date
		Action Date	Incentive Plan Awards (2)		Number of Shares (#)		Number of Shares of Stock	Fair Value of Stock Awards
Name	Grant Date	(1)	Threshold ($)	Target ($)	Threshold (#)		or Units (#) (5)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(i)	(j)
Ralph G. Gronefeld	n/a 8/6/2007	9/27/2006	$31,500	$420,000	300,000	(4)	0	$5,580,000
David W. Miles	n/a 12/31/2007	3/02/2006	24,076	240,761	2,650		1,325	100,000	(6)
Vincent F. Doran	n/a 12/31/2007	8/02/2005	95,339	317,798	3,975		1,987	150,000	(6)
Paul G. Dunn	n/a 12/31/2007	8/02/2005	75,000	250,000	2,650		1,325	100,000	(6)
Katherine W. Gilchrist	n/a		n/a	n/a	—		—	—

(1)                      The action date is the date on which the executive compensation committee approved the terms of the executive’s employment agreement and the restricted stock awards are made pursuant to the terms of these agreements. Mr. Gronefeld’s grant date is the date when the executive compensation committee certified that ResCare had met the criteria for a performance based award of restricted stock as provided in his employment agreement, described below.

(2)                      The amounts shown in column (d) assume that the threshold company EBITDA or net income target has been attained. Under the executives’ employment agreements, there are no payments of non-equity incentive compensation unless the company meets or exceeds 90% of its annual EBITDA or net income targets as established by the executive compensation committee.  If the company attains the threshold net income target, Messrs. Gronefeld and Miles would receive incentive compensation only if they also attain one or more individual performance targets.  The amount shown assumes the attainment of one individual target representing the smallest percentage of salary.  In 2007, Messrs. Doran and Mr. Dunn were eligible for incentive compensation if the company attained only the threshold EBITDA target.  The target payout is also the maximum because the maximum cash incentive compensation is 100% of the executive’s base salary, which is also the cash incentive compensation paid if the target criteria are met. Actual cash incentive compensation may range between the threshold and the target amounts. Personal performance targets are described in the discussion of the executives’ employment agreements below.

(3)                      Under the employment agreements, Messrs. Doran, Dunn and Miles receive annual awards of restricted shares. Two-thirds of the awards are performance-based and vest in one-third increments beginning on March 15 immediately following each of the third, fourth and fifth anniversaries of the awards but only if the sum of the company’s actual EBITDA for the three calendar years immediately preceding the date the vesting is tested equals or exceeds 90 percent of the sum of the company’s annual EBITDA targets for the same three calendar years. Therefore, the award vests only if the threshold target is met and the threshold, target and maximum number are the same.  The issuance of the awards due on December 31, 2007 is subject to shareholder authorization of additional shares under the 2005 Omnibus Incentive Compensation Plan at the 2008 annual meeting.

(4)                      As provided in his employment agreement, Mr. Gronefeld was awarded 300,000 restricted shares on August 6, 2007, the date on which the executive compensation committee certified that ResCare had met a net income target of $19.5 million for the twelve-month period ending June 30, 2007.

(5)                      Of the restricted share awards under the employment agreements, one-third is service-based and vest in one-third increments on the third, fourth and fifth anniversaries of the award provided the executive is still employed by ResCare.

(6)                      The amount is the fair value of the award on December 31, 2007.  The grant date fair value will be determined as of the date (if any) when shareholders authorize the issuance of additional shares under the 2005 Plan.

Employment and Other Agreements

On April 24, 2006, ResCare entered into an agreement with Mr. Geary that was approved by all of the independent directors setting forth the terms on which he would serve a one-year term as chairman of the board following his retirement as president and chief executive officer effective June 22, 2006. On February 28, 2007, all of the independent directors approved an extension of the agreement until the 2008 annual meeting.

As chairman of the board, Mr. Geary is responsible for leading the board of directors, including preparing for and conducting board meetings, the development and effective performance of the board of directors, participation in strategic planning and facilitating communication between the board and management. He also serves in an advisory capacity to the president and chief executive officer concerning the interests and management of the company, assists with the company’s external relationships, and carries out special assignments in collaboration with the chief executive officer, management or the board of directors.

Under the April 2006 agreement, Mr. Geary receives $950,000, payable in quarterly installments in advance beginning July 1, 2006, for serving a one-year term as chairman of the board. Mr. Geary has the use of his current office and executive assistant at the ResCare Resource Center and full access to all communication and office systems and equipment at the Resource Center. The computer equipment and furniture in Mr. Geary’s home office at the time of his retirement, valued at $4,213, were conveyed to him at no charge and ResCare reimburses Mr. Geary for expenses incurred in the use of the equipment in his home office. ResCare will reimburse Mr. Geary for premiums paid for family health insurance coverage in ResCare’s health insurance plan under COBRA and, upon expiration of COBRA, premiums for coverage under the company’s plan, up to the total cost of such coverage as offered to executive employees of ResCare, or otherwise until Mr. Geary qualifies for coverage under Medicare, estimated to be approximately $3,817 per year. ResCare will also reimburse Mr. Geary for legal fees up to $15,000, and for professional dues, professional license fees, reasonable legal and accounting fees for tax planning, and reasonable expenses not covered by insurance for Mr. Geary’s annual physical for as long as he serves as chairman of the board.

Employment agreements with other named executive officers

                ResCare has employment agreements with all of its named executive officers. The agreements are substantially similar to each other, and were approved by the executive compensation committee of the board of directors (the “committee”).  Effective July 1, 2006, we entered into a new employment agreement with Mr. Gronefeld upon his promotion to President and CEO.  We entered into an employment agreement with Mr. Kelley effective January 1, 2008, when he joined ResCare as President of our Community Services Group.  We also entered into new employment agreement with Messrs. Doran, Dunn and Miles effective January 1, 2008.  This section discusses the terms of the employment agreements now in effect, which in the cases of Messrs. Dunn, Doran and Miles, have been structured similarly to those executives’ prior agreements.

Term. The agreements all are for terms expiring on December 31, 2011, and may be renewed for successive one-year terms at the company’s option with the executive officer’s consent.

Base Salary. Under the employment agreements, base salaries for 2008 are:

•                                          $325,000 for Mr. Doran;

•                                          $250,000 for Mr. Dunn;

•                                          $441,000 for Mr. Gronefeld;

•                                          $350,000 for Mr. Kelley; and

•                                          $300,000 for Mr. Miles.

In each case, base salary increases annually by the greater of 5% or the percentage by which the consumer price index for “All Urban Consumers, All Items” increases during the prior twelve months.  Mr. Gronefeld’s agreement provides that the Company may suspend his salary increase if its net income for the immediately previous year does not equal at least 90% of the annual net income target as defined in the agreement.

Cash Incentive Compensation. Each of the executive officers is eligible to receive annual cash incentive compensation based upon the attainment of both company performance criteria and, except for Mr. Gronefeld, individual performance criteria. Mr. Gronefeld’s cash incentive compensation is based on the company attaining financial and quality performance criteria. Beginning in 2008, company performance for all of the executive officers will be measured against net income rather than EBITDA.  Before any executive can earn cash incentive compensation, ResCare must meet or exceed 90% of its annual net income target.  Net income may be increased by extraordinary charges or losses and other appropriate additions as determined by the executive compensation committee.  Any net income adjustments also apply to the net income thresholds.  The individual performance criteria reward the attainment of strategic objectives by the business unit managed by each executive.  The criteria were established by the executive compensation committee and ResCare’s management team.

Each executive is eligible for cash incentive compensation of up to 100% of his base salary. For each executive other than Mr. Gronefeld, a maximum of 60% of the cash incentive can be based on the company’s net income performance and a maximum of 60% can be based on the performance of the group or unit the executive directs. For Mr. Gronefeld, a maximum of 70% of the cash incentive can be based on the company’s net income performance and a maximum of 70% can be based on the company’s quality performance.  The two percentages must total 100% and are established annually by the executive compensation committee.

The company component is measured against a range between the annual net income target set by the board and the net income threshold that must be met for any bonus to be granted. This range is referred to as the incentive range. A percentage factor is applied to the maximum percentage for the company component to arrive at the actual company component for that year.  The percentage factor is equal to 60% plus 40% multiplied by the difference between the company’s actual net income performance and the established net income threshold divided by the incentive range.

In 2007, each executive’s bonus was based 50% on company performance and 50% on individual performance or, in Mr. Gronefeld’s case, company quality criteria.  ResCare did not attain its 2007 net income target of $44,238,000, which applied to Messrs. Gronefeld and Miles, and attained 98% of the 2007 EBITDA target of $109,179,000, which applied to Messrs. Doran and Dunn.  For 2008, the percentage allocated to both company and individual performance is again 50%.

Mr. Doran was awarded cash incentive compensation of $148,640 for 2007, or 46.75% of salary, of which 41.75% was based on the company’s EBITDA and 5% based on the performance of the Employment and Training Services Group.  The 2007 group goals included maintaining Job Corps quality measurements (7.5%), establishing a quality measure system for Arbor and meeting certain performance levels under it (7.5%), maintaining certain Job Corps contracts (5%), meeting budget expectations (22.5%), and the group’s accounts receivable targets (7.5%). Only the contract retention target was attained.  For 2008, the Employment and Training Services Group goals include maintaining Job Corps quality measurements (5%), meeting quality performance targets for our Arbor E&T unit (5%), integrating the recently acquired United Kingdom and Netherlands operations (10%), and reaching budgeted group targets for revenue (7.5%), contribution (15%) and accounts receivable (7.5%).

Mr. Dunn was awarded cash incentive compensation of $166,875 for 2007, or 66.75% of salary, of which 41.75% was based on the company’s EBITDA and 25% based on the performance of our Arbor E&T unit. His 2007 unit goals included establishing a quality measurement system for Arbor and performing at a level of at least 90% under that system (5%); meeting state contract performance criteria (5%); retention of a major contract (10%); achieving budgeted revenue (7.5%); meeting Arbor accounts receivable targets (7.5%) and budgeted Arbor contribution (15%).  Arbor attained the contract retention and contribution targets.  For 2008, Mr. Dunn’s operations goals for 2008 are based on attaining a level of at least 90% under the quality measurement system for Arbor (5%); meeting state contract performance criteria (5%); avoiding penalties under a major state contract (5%); and achieving Arbor performance targets for revenue (15%), accounts receivable (5%) and contribution (15%).

Mr. Gronefeld was awarded cash incentive compensation of $178,500 for 2007, or 42.5% of salary, based on the attainment of quality performance ratings for Job Corps centers of 90% or better (7.5%) and average Best in Class scores of 90% or better for the Community Services Group (35%).  The goal of average Arbor program performance ratings of 90% or better (7.5%) was not attained.  In 2008, 40% of Mr. Gronefeld’s bonus is based on attaining quality performance ratings of 90% or more in each of the three units (Job Corps 7.5%, CSG 25% and Arbor 7.5%).  In addition, 10% of the bonus will be based on achieving implementation targets for ResCare’s succession planning initiative.

Mr. Miles was awarded cash incentive compensation of $96,350 for 2007, or 40% of salary, based on managing his department’s budget within targeted levels (10%), improving customer satisfaction levels (10%) and attaining company audit and internal control objectives (10% each).  Goals related to improvements in process management (10%) were not attained.  For 2008, Mr. Miles’ individual performance component is based on managing the department budget within targeted levels (10%); improving customer satisfaction levels (5%), and attaining company objectives with respect to the annual audit (10%), internal controls (10%), process management (7.5%), and finance (7.5%).

For 2008, Mr. Kelley’s individual performance component will be based on the Community Services Group’s attainment of performance targets in the following areas: achieving a level of at least 90% under the quality measurement system for CSG (15%) and achieving CSG’s performance targets for revenue (10%), accounts receivable (7.5%), operating margin (7.5%) and contribution (10%).

Restricted Stock Awards. Upon the execution of Mr. Gronefeld’s 2005 agreement, ResCare awarded him 9,000 shares of restricted stock that vest in one-third increments on December 31, 2005, 2006 and 2007.  Under Mr. Gronefeld’s current employment agreement, he was awarded 100,000 restricted shares that will vest if ResCare meets a challenging net income target set by the board.  He was also awarded 300,000 restricted shares when the Executive Compensation Committee certified that ResCare had met a net income target of $19.5 million for the twelve-month period ended June 30, 2007. These awards are described more fully in the Compensation Discussion and Analysis above.

Each of the other four executives is eligible for awards of restricted stock based on both service-based and performance-based criteria.  Each is scheduled to receive an award of 5,000 shares of restricted stock on July 15, 2008, provided that the executive continues to be an employee on that date and that shareholders approve the amendment to increase the number of shares authorized for issuance under our 2005 Omnibus Incentive Compensation Plan.  Twenty-five percent of the restricted shares will vest on June 1 of each year, beginning on June 1, 2009 and ending on June 1, 2012, provided that the executive continues to be employed by the Company.

In addition, each of the four executives is eligible to receive an annual grant of restricted shares during the term of his employment agreement, provided that our net income is at least 95% of a net income target for the year that is at least 10% higher than the net income target for the preceding year, and that the executive continues to be employed by ResCare. The number of shares awarded each year is equal to $100,000 divided by the closing price of our common stock on the award date, which is the date we file our Form 10-K Annual Report with the SEC for the prior fiscal year. The awards will vest immediately.

In case of an executive officer’s death, permanent disability or a “change of control” as defined in ResCare’s 2005 Omnibus Incentive Compensation Plan, all of the then-unvested restricted shares will vest immediately upon such occurrence for each of the executive officers.

Termination. If Mr. Gronefeld’s employment is terminated by ResCare without cause, if he terminates his employment for good cause as defined in his agreement, or if the employment agreement expires and the company elects not to renew it, Mr. Gronefeld is entitled to receive twice his then-current full base salary payable in equal monthly installments from the date of termination until March 15 of the calendar year following termination.  In the cases of the other four executive officers, if the employment agreement is terminated without cause by ResCare or is terminated because ResCare elects not to renew the employment agreement, the executive is entitled to receive his base salary for 12 months after termination.  If the executive voluntarily terminates his employment, or elects not to renew the employment agreement at the end of its term, he will receive his salary through the date of termination.  In all of these cases, the executive is also entitled to receive any earned but unpaid incentive bonus for a calendar year ending before or at termination.

If employment is terminated because of disability, each executive officer will continue to receive base salary until the earlier of the termination of the agreement or the commencement of disability benefits under the benefit plan. In addition, if the agreement terminates because of commencement of disability benefits and the disability benefits do not equal 100% of base salary, the executive will receive the difference between base salary and the disability payment until the agreement terminates due to disability as provided in the agreement.  The executive would also receive any earned but unpaid incentive bonus for a calendar year ending before termination.

If, within two years after a change of control, Mr. Gronefeld’s employment agreement is terminated either by ResCare without cause or by Mr. Gronefeld for good cause as defined in his agreement, he is entitled to receive the greater of the unpaid amount of his then-current base salary for the balance of the term of the agreement or three times his then-current base salary.  If Mr. Miles’ employment is terminated without cause by the company within two years after a change of control, he is entitled to receive a lump sum payment equal to two times his then current base salary.  He is also entitled to receive any earned but unpaid incentive bonus for a calendar year ending before termination and a pro-rated incentive bonus for the current year through the date of termination.

Restrictive covenants. Each executive officer agrees not to compete with ResCare during employment and for a stated period of time after termination of his or her employment: 12 months in the cases of Messrs. Doran, Dunn, Kelley and Miles, and 24 months in the case of Mr. Gronefeld. Each executive officer also agrees to maintain confidentiality of ResCare’s information and not to disparage ResCare or its employees.

Other provisions. Mr. Doran receives the maximum automobile allowance allowed under federal regulations for Job Corps. The company also agreed to provide a leased car for Mr. Dunn during the term of his employment agreement.   In addition, the company will pay for Messrs. Doran, Dunn and Gronefeld the portion of reasonable and customary costs of an annual executive physical at the Mayo Clinic or other comparable facility that are not paid by health insurance.

The following table shows current holdings of stock options and restricted stock awards by the named executives. The vesting schedules for these awards are described in the footnotes. The market value of stock awards is based on the closing price of ResCare stock on December 31, 2007, which was $25.16. For shares that are performance-based, the market value assumes satisfaction of the criterion for vesting.

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)		(i)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ralph G. Gronefeld	12,410		$3.03	3/28/2008	2,957	(2)	$74,398	100,000	(3)	$2,516,000
	22,787		3.07	4/23/2008	8,881	(4)	223,446
					3,838	(5)	96,564
					7,676	(6)	193,128
					240,000	(7)	6,038,400
David W. Miles	10,000		12.27	4/01/2010	1,820	(5)	45,791	—		—
					3,641	(6)	91,608
					1,837	(8)	46,219
					3,673	(9)	92,413
					1,325	(10)(11)	33,337
					2,650	(10)(12)	66,674
Vincent F. Doran	4,380		3.03	3/28/2008	2,220	(2)	55,855	—		—
					6,658	(3)	167,515
					2,879	(5)	72,436
					5,757	(6)	144,846
					2,755	(8)	69,316
					5,509	(9)	138,606
					1,987	(10)(11)	49,993
					3,975	(10)(12)	100,011
Paul G. Dunn	—		—	—	1,480	(2)	37,237	—		—
					4,439	(3)	111,685
					1,919	(5)	48,282
					3,838	(6)	96,564
					1,837	(8)	46,219
					3,673	(8)	92,413
					1,325	(10)(11)	33,337
					2,650	(10)(12)	66,674
Katherine W. Gilchrist	—	—	—	—	—		—	—		—

(1)                      Based on closing price of $25.16 per share on December 31, 2007.

(2)                      The shares vest in one-half increments on December 31, 2008 and 2009.

(3)                      The shares vest in their entirety if the net income target established by the executive compensation committee for these shares is met.

(4)                      The shares vest in one-third increments on March 15, 2008, 2009, 2010 only if the EBITDA Trailing Test, as defined in the executives’ employment agreements, is met for each vesting date.

(5)                      The shares vest in one-third increments on December 31, 2008, 2009, 2010.

(6)                      The shares vest in one-third increments on March 15, 2009, 2010, 2011 if the EBITDA Trailing Test is met for each vesting date.

(7)                      20% of the shares vested upon issuance, and 20% of the shares vest on January 1 of each year, beginning on January 1, 2008.

(8)                      The shares vest in one-third increments on December 31, 2009, 2010, 2011.

(9)                      The shares vest in one-third increments on March 15, 2010, 2011, 2012 if the EBITDA Trailing Test is met for each vesting date.

(10)                Award due under employment agreement but subject to shareholder authorization of additional shares under 2005 Plan.

(11)                The shares vest in one-third increments on December 31, 2010, 2011 and 2012.

(12)                The shares vest in one-third increments on March 15, 2011, 2012 and 2013 only if the EBITDA Trailing Test is met for each vesting date.

Option Exercises and Stock Vested

The following table provides information about options exercised and vesting of stock awards held by named executive officers in 2007.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized 0n Vesting ($)
(a)	(b)	(c)	(d)	(e)
Ralph G. Gronefeld	—	—	60,000	$1,116,000
			1,478	37,186
			3,000	75,480
David W. Miles	4,820	$54,273	—	—
Vincent F. Doran	6,000	109,680	1,109	27,902
Paul G. Dunn	—	—	739	18,593
Katherine W. Gilchrist	—	—	—	—

Potential Payments Upon Termination or Change-In-Control

The following table provides information about payments or benefits that would be due to the named executive officers under the terms of their current employment agreements if the employment agreement is terminated or there is a change in control of the company. These amounts assume cash incentive compensation payment at 100% of targeted incentive compensation which equals 100% base salary and termination or a change in control on January 1, 2008. Any payments upon termination of employment or change in control are governed by the executives’ employment agreements and the stock option or restricted stock award agreements. If there is a change in control, all unvested restricted stock vests immediately and any outstanding stock options vest immediately.

Under the restricted stock award and stock option award agreements, which are ResCare’s standard form agreements for employees awarded restricted stock or stock options, a change in control is defined in ResCare’s 2005 Omnibus Incentive Compensation Plan as (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, with certain exceptions, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 30% or more of the combined voting power of the company’s then outstanding capital stock; (ii) any merger, consolidation, share exchange, recapitalization or other transaction in which any person becomes the beneficial owner of 30% or more of the combined voting power of the company’s then outstanding capital stock; (iii) the persons who were directors immediately before a transaction shall cease to constitute a majority of the board of directors of the company or any successor to the company; (iv) disposition of the company pursuant to a partial or complete liquidation, sale of assets, or otherwise. Provided, however, that if the executive compensation committee believes an award will constitute “deferred compensation” pursuant to Internal Revenue Code Section 409A, the committee may provide that “Change in Control” for that award will have the meaning given in guidance from the Internal Revenue Service construing that term for purposes of allowable triggers for payment of deferred compensation.

Payments Under Termination	Non-Renewal by Company	Involuntary Not - For - Cause Termination (non-change in control)		Involuntary Termination (change in control)	Death or Disability
2008 Base Salary and Target Bonus
Ralph G. Gronefeld	$1,323,000	$1,323,000	(1)	$1,764,000	$441,000
David W. Miles	600,000	600,000		900,000	300,000
Vincent F. Doran	650,000	650,000		650,000	325,000
Paul G. Dunn	500,000	500,000		500,000	250,000

Stock Options
Ralph G. Gronefeld	0	0		0	0
David W. Miles	0	0		0	0
Vincent F. Doran	0	0		0	0
Paul G. Dunn	0	0		0	0

Restricted Stock (2)
Ralph G. Gronefeld	0	0		9,141,936	9,141,936
David W. Miles	0	0		376,041	376,041
Vincent F. Doran	0	0		798,578	798,578
Paul G. Dunn	0	0		533,411	533,411

Total
Ralph G. Gronefeld	$1,323,000	$1,323,000		$10,905,936	$9,582,936
David W. Miles	600,000	600,000		1,276,041	676,041
Vincent F. Doran	650,000	650,000		1,448,578	1,123,578
Paul G. Dunn	500,000	500,000		1,033,411	783,411

(1)                      Under Mr. Gronefeld’s employment agreement, if he voluntarily terminates his employment for Good Reason, as defined in his agreement discussed above, he would receive the same amounts as shown in the table for Involuntary Not-for-Cause Termination (non-change in control).

(2)                      Shares are unvested and automatically vest upon the change in control.

                Under the executive officers’ employment agreements, regardless of the manner of termination of an executive officer’s employment, he or she is entitled to receive the following amounts earned during his or her employment:

•                                          Base salary until date of termination;

•                                         Earned but unpaid cash incentive compensation for the calendar year preceding termination (except termination for cause in which case no incentive compensation for the calendar year in which employment is terminated shall be paid);

•                                          Unused paid time off;

•                                          Amounts accrued and vested in the company’s 401k plan;

•                                         Vested stock options may be exercised within three months after termination except for termination for cause, in which case any unexercised options are forfeited; and

•                                          All unvested restricted stock is forfeited.

Compensation of Directors

Directors who are employees of ResCare receive no compensation for their services as directors.  Our non-employee directors receive the following compensation:

•                                          annual cash retainer of $25,000;

•                                          $1,500 for each board meeting attended;

•                                          $750 for each committee meeting attended;

•                                          annual cash retainer of $3,000 for the chairs of all committees except the audit committee;

•                                          annual cash retainer of $12,000 for the chair of the audit committee; and

•                                          annual grant of 2,000 shares of restricted stock on July 1 of each year with the restricted stock to vest over a three-year period beginning on the first anniversary of the grant.

As an employee of ResCare, Mr. Gronefeld receives no compensation for his service as a director.  Mr. Geary’s compensation as chairman of the board and a non-employee director is governed by his agreement that is described elsewhere in this proxy statement and he receives no other compensation as a director.

The ResCare Non-Employee Director Deferred Stock Compensation Program provides that non-employee directors may defer their director fee payments and receive such deferred payments in the form of ResCare common share units. The program was described in the company’s Report on Form 8-K filed on January 24, 2006. Ms. Kirtley, Dr. Braddock and Mr. Hallagan have elected to defer some or all of their director compensation under the program.

The following chart shows compensation paid or awarded to directors for the year ended December 31, 2007.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
(a)	(b)	(c)	(d)
James H. Bloem (2)	$5,666	$0	$5,666
David Braddock (3)(4)	45,246	42,280	87,526
William E. Brock	45,996	42,280	88,276
Ronald G. Geary	950,000	0	950,000
Robert Hallagan (4)	43,663	42,280	85,943
Olivia F. Kirtley (4)	53,496	42,280	95,776
Robert M. LeBlanc (5)	54,246	0	54,246
Steven S. Reed	45,996	42,280	88,276
E. Halsey Sandford(6)	45,830	42,280	88,110

(1)                      The fair value of restricted stock is based on the market value of the common stock on the date of grant. The stock award vests over a three-year period beginning on the first anniversary of the grant date.

(2)                      Mr. Bloem joined the board on October 30, 2007.

(3)                      The fees for Dr. Braddock are paid to University Physicians, Inc., the Colorado University faculty practice plan of which Dr. Braddock is a member.

(4)                      Ms. Kirtley, Mr. Hallagan and Dr. Braddock defer some or all of their directors fees under the Non-Employee Directors Stock Compensation Plan described above. The amounts deferred are $45,246 for Dr. Braddock, $43,663 for Mr. Hallagan and $53,496 for Ms. Kirtley. These amounts are included in column (b) of the chart.

(5)                      The director fees for Mr. Le Blanc are paid to Onex Partners Management LP. Mr. Le Blanc declined the annual restricted stock grant awarded in July 2007 based on the policies of his employer.

(6)                      Mr. Sandford retired from the board of directors on October 30, 2007.

Report of the Audit Committee

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and directing to ResCare’s management in the best long-term interests of ResCare and its shareholders. The audit committee serves to oversee ResCare’s accounting and financial reporting process and audits of ResCare’s financial statements on behalf of the board.

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules and it operates under a written charter adopted by the board. The committee reviews and assesses the adequacy of its charter annually. As more fully described in its charter, the purpose of the audit committee is to assist the board in its general oversight of ResCare’s financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal control over financial reporting. The independent auditing firm KPMG LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with U. S. generally accepted auditing standards and for auditing the effectiveness of internal control over financial reporting as stipulated under Section 404 of the Sarbanes-Oxley Act.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and with KPMG LLP each quarterly earnings release, the condensed consolidated financial statements in ResCare’s three Quarterly Reports on Form 10-Q during 2007, and the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2007.  In the course of their review, the audit committee discussed with management the quality and the acceptability of significant financial reporting issues, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed with KPMG LLP their judgments as to the quality, and not just the acceptability, of ResCare’s accounting principles and such other matters as are required to be discussed with the audit committee under U. S. generally accepted auditing standards. KPMG LLP also provided to the audit committee the written disclosures of all independence-related relationships as required by professional standards and other regulatory requirements and the communications required under Statement on Auditing Standards No. 61 (Communications with Audit Committee).

The audit committee discussed with the independent auditors the overall scope and plans for their audit and pre-approved the audit services and permitted non-audit related services to be performed by them. The audit committee adopted a fee schedule for the audit, other audit related services and other anticipated services. In addition the audit committee considered any proposed services that had not been approved as part of the annual process. During 2007, there were no services performed without approval under the de minimis provisions of the Sarbanes-Oxley Act.

The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of ResCare’s internal control over financial reporting, and the overall quality of ResCare’s financial reporting. The audit committee also meets with ResCare’s internal auditors, with and without management present, to provide guidance on the overall scope of the auditors’ activities and to review the results of their examinations. The audit committee also meets periodically with ResCare’s general counsel, chief compliance officer, chief financial officer and vice president of internal audit about significant risks and exposures and assesses actions taken to minimize such risks.

The audit committee reviewed and discussed ResCare’s progress on compliance with Section 404 of the Sarbanes-Oxley Act, including KPMG LLP’s compliance with the Public Company Accounting Oversight Board’s Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board directed) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The audit committee has selected KPMG LLP as ResCare’s independent auditors for the year ending December 31, 2008.

AUDIT COMMITTEE
Olivia F. Kirtley, Chair
Robert E. Hallagan
William E. Brock
James H. Bloem

PROPOSAL TO AMEND
THE 2005 OMNIBUS INCENTIVE COMPENSATION PLAN

(Item 2 on the Proxy Card)

                The Board of Directors has proposed to amend the ResCare, Inc. 2005 Omnibus Incentive Compensation Plan (which we refer to in this proxy statement as the “2005 Plan”).  The amendment would increase the number of common shares authorized for issuance under the 2005 Plan by an additional 2,000,000 shares.  The 2005 Plan originally authorized the issuance of 1,000,000 common shares for stock options and other stock-based incentive awards to ResCare employees, plus the unissued shares or shares that again become available for issuance upon lapse or forfeiture of awards under preexisting plans.

Overview

                Providing executives and other key employees opportunities to receive awards of stock-based compensation is a cornerstone of ResCare’s compensation program.  Making the long-term appreciation of ResCare’s common shares an important component of executive compensation aligns the interests of executives with the long-term interests of shareholders. Authorizing the issuance of additional shares under the 2005 Plan will enable ResCare to continue to award stock-based incentive compensation to its key employees.

                When shareholders approved the 2005 Plan, the number of common shares available for awards was set at 1,213,760 shares, plus any of the 2,264,776 then outstanding options issued under preexisting plans that subsequently lapsed or were forfeited.  It also terminated authority to make further awards under the preexisting plans.  All of the shares available for awards when the 2005 Plan was approved have now been awarded.  Authorizing additional shares for issuance under the 2005 will enable ResCare to continue to make equity awards that serve our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and ResCare’s long-term performance.

                The number of shares originally available under the 2005 Plan and subject to outstanding awards under pre-existing plans represented 13.2% of the common shares then issued and outstanding and 10.4% on a fully diluted basis, assuming the exercise of all outstanding options and the conversion of all outstanding preferred shares and convertible notes.  During the past three years, we made extraordinary awards to our former chief executive officer and our new chief executive officer, for the objectives described earlier in the Compensation Discussion and Analysis section.  We also made a substantial number of awards in connection with an acquisition in January 2006.  If the amendment is approved, the number of shares available for awards under the 2005 Plan or subject to outstanding awards under all of the our plans would be 3,197,057 shares, representing 10.9% of the common shares issued and outstanding as of March 31, 2008, and 9.3% on a fully diluted basis, assuming the exercise of all outstanding options and the conversion of all outstanding preferred shares and convertible notes.

                In addition to increasing the number of shares authorized under the 2005 Plan, the proposed amendment would also take the following actions with respect to the 2005 Plan:

•                                          Approving awards of a total of 146,412 restricted shares to officers under the terms of employment agreements that provide for awards of restricted stock and are contingent upon shareholder approval of the amendment.  These include awards of a total of 28,912 shares to three named executive officers and 5,000 shares to Patrick G. Kelley, the new President of our Community Services Group;

•                                          Eliminating the “fungible share” formula, which provides that the number of shares available for awards under the 2005 Plan will be reduced by a greater number for each share awarded as restricted stock, a restricted stock unit, a performance share, or a stock-settled SAR than for each share granted as an option.  Since 2005, our equity-based incentive compensation has been principally in the form of restricted stock awards.  As noted in the Compensation Discussion and Analysis section, we determined that use of restricted stock better serves our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and ResCare’s long-term performance.  Since we anticipate that our equity-based incentive compensation will continue to be “full-value” restricted stock awards, we believe the administrative burden imposed by the fungible share formula outweighs any benefit from having a different formula for counting shares subject to stock options.

•                                          Ratifying awards of approximately 128,000 shares of restricted stock in excess of the number available under the fungible share formula; and

•                                          Ratifying the performance criteria for Qualified Performance-Based Awards set forth in the 2005 Plan and listed below.  Shareholder ratification is intended to satisfy the requirement of Section 162(m) of the Internal Revenue Code that the performance criteria be approved by shareholders every five years.

                If shareholders do not approve the amendment, the awards that are contingent upon shareholder authorization of additional shares under the 2005 Plan or made in excess of the fungible share formula would be canceled.  In that event, the board of directors anticipates it would authorize alternative cash incentive compensation arrangements in order to retain the officers and employees to whom the cancelled awards were made.

Key Features of the 2005 Plan

                The 2005 Plan authorizes the grant of several types of stock-based awards, including restricted stock awards, restricted stock units, performance awards, incentive stock options (ISOs), non-qualified stock options (NQSOs), stock appreciation rights (SARs), cash dividend rights, dividend unit rights and other incentive awards.

                Some of the key features of the 2005 Plan include:

•                                          Term of Plan. The 2005 Plan provides that no further grants under the 2005 Plan may be made after April 26, 2015, the tenth anniversary of the adoption of the 2005 Plan by the board of directors.

•                                          Authorized Shares.  The total number of shares of common stock available for issuance pursuant to awards under the 2005 Plan over its entire term would increase by 2,000,000 shares to 3,379,484 shares.  This total may increase by the number of shares that again become available for issuance upon the lapse or forfeiture of outstanding awards under the 2005 Plan and preexisting plans.  If one assumes that all of the currently outstanding awards lapse or are forfeited, the total of shares currently available plus those made available through lapse or forfeiture would represent 10.9% of the common shares issued and outstanding as of the record date and 9.3% on a fully diluted basis, assuming the exercise of all outstanding options and the conversion of all outstanding preferred shares.

•                                          Minimum Vesting.  The 2005 Plan provides for certain minimum vesting requirements that must be followed, except in the case of a participant’s death, disability or retirement or a change of control of ResCare.  Restricted stock awards, restricted stock units and other full-value awards payable in our stock that vest solely on the basis of continued employment or service with the Company will not vest any more rapidly than annual pro-rata vesting over a three-year period, and any such awards that vest upon the attainment of performance goals will provide for a performance period of at least one year.

•                                          No Discount Stock Options.  The 2005 Plan prohibits the grant of a stock option with an exercise price less than the fair  market value of our stock on the date of grant.

•                                          No Repricing of Stock Options.  No amendments to the 2005 Plan can permit the Company to reprice any outstanding option or  stock appreciation right without the prior approval of  shareowners.

Purposes of the 2005 Plan

                The purposes of the 2005 Plan are to increase growth and profitability, provide competitive compensation while retaining the benefits of tax deferral, attract and retain exceptional personnel and encourage excellence in the performance of individual responsibilities, and motivate directors and key employees to contribute to ResCare’s success.

                The 2005 Plan permits grants of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock awards, restricted stock units, cash dividend rights, dividend unit rights, performance awards and other incentive awards.

                Awards granted under the 2005 Plan must be evidenced by award agreements that state the terms and conditions of the awards and must otherwise be consistent with the provisions of the Plan.

Administration

                The 2005 Plan is administered by a committee of the board of directors comprised of two or more directors, who cannot be current or former employees or officers of ResCare and cannot receive remuneration from ResCare in any capacity other than as directors.  The committee will have full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including the authority to grant awards and interpret the plan, establish rules and regulations, and perform all other acts it believes reasonable and proper.  Subject to the provisions of the Plan, the committee will have sole discretion to determine those eligible to receive awards, the amount, type, and timing of each award and the terms and conditions of the respective award agreements.  The committee may modify outstanding awards, accelerate or change the time of exercise, or waive a lapse of a condition of an award, and establish conditions for earning awards.  Modifications that may materially adversely affect an award cannot be made without the consent of the holder of the award.

Shares Subject to the Plan

                The 2005 Plan authorizes the issuance of a maximum of 1,000,000 common shares for awards to employees, subject to adjustment as described below.  Upon the adoption of the 2005 Plan, no further grants may be made under ResCare’s prior 2000 Employee Plan and 2000 Non-Employee Director Plan, and the 213,760 shares authorized for issuance under those prior plans and not issued as of April 30, 2005 will become available under the 2005 Plan.  In addition, those shares are subject to grants that subsequently expire or are forfeited will become available for grants under the 2005 Plan. A maximum of 500,000 common shares subject to awards or $1,000,000 for cash-based awards may be granted during any one fiscal year to any one individual.  In addition, the maximum number of shares that may be issued without consideration as restricted stock awards, restricted stock units or other “full-value awards” is 606,880 shares, plus up to two-thirds of the number of shares still available for grant under the 2005 Plan.  However, to the extent the number of shares subject to a full-value awards exceeds 606,880 shares, the number of shares available for future awards under the 2005 Plan will be reduced by 1.5 shares multiplied by the difference between the number of shares subject to full-value awards and 606,880.  If an award granted under the 2005 Plan expires or terminates without exercise, the shares no longer subject to that award will again become available for issuance under the Plan.

                In the event of a stock dividend, stock split, recapitalization, merger, consolidation, business combination, or exchange of common shares, the number of common shares available for awards and subject to outstanding awards and the price per share of outstanding awards will be adjusted proportionately.

In the event of any distribution to ResCare’s shareholders consisting of securities of any other entity or other assets (other than dividends payable in cash or ResCare stock) without receipt of consideration by ResCare, the committee may, in its discretion, appropriately adjust the exercise price covered by each outstanding award to reflect the effect of such a distribution.

Without the consent of holders of awards, the committee may, in its discretion, adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting ResCare whenever the administrator determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits intended under the Plan.  Otherwise, the Committee cannot impair or adversely affect the rights of the recipient of an outstanding award without the recipient’s consent.

Employees Who May Participate in the 2005 Plan

Employees who are expected to contribute substantially to the growth and profitability of ResCare or its subsidiaries are eligible for selection by the committee to receive awards granted under the 2005 Plan.

Restricted Stock

Restricted stock may be awarded subject to conditions established in the award agreement that  may result in the forfeiture of the award if not met. Shares awarded as restricted stock awards are subject to such conditions, terms, restrictions against transfer, substantial risks or forfeiture and attainment of performance objectives and for such periods as the committee determines.  During the period restricted stock is subject to forfeiture, the recipient will have the right to receive dividends, to vote and to enjoy all other shareholder rights with respect to the restricted stock, except that the recipient cannot sell, transfer, pledge, exchange or otherwise dispose of the restricted stock, and any attempt to do so will cause the immediate forfeiture of the restricted stock.

Performance Shares

Performance shares entitle a recipient to receive common shares, cash or a combination of the two upon the satisfaction of performance measures established in the award agreement.

Restricted Stock Units

Restricted stock units provide that shares will be issued to a recipient upon the lapse of restrictions determined in the award agreement. The recipient will not have dividend, voting or other shareholder rights with respect to a restricted stock unit at any time before the recipient has become the holder of the shares subject to the restricted stock unit.  However, the committee may award a cash dividend right or a dividend unit right in tandem with a restricted stock unit.  A cash dividend right entitles the recipient to receive an amount in cash equal to any cash distributions made with respect to the common shares during the period the restricted stock unit is outstanding. A dividend unit right entitles the recipient to have an additional number of restricted stock units credited to the recipient equal to the number of shares that could be purchased at fair market value with the amount of each cash distribution made with respect to the common shares during the period the restricted stock unit is outstanding.

Grant, Issuance and Exercise of Options

The exercise price of options intended to qualify as incentive stock options may be not less than 100 percent of the fair market value of the common shares as of the date of grant.  The purchase price of common shares covered by each incentive stock option granted to an employee who owns 10 percent or more of the common shares may not be less than 110 percent of the fair market value of the common shares on the date of grant.  The exercise price of nonqualified options may be less than fair market value; however, ResCare’s present intention is to grant all options at not less than fair market value. Options may be exercised during a period of up to 10 years, subject to any conditions on exercisability imposed at grant by the Committee; options may terminate earlier due to the termination of the recipient’s employment.

To the extent provided by the award agreement, the exercise price of options can be paid in cash, in common shares having a fair market value equal to the exercise price that have been owned by the option holder for at least six months, by electing to have ResCare withhold a number of shares from the option being exercised that have a fair market value equal to the exercise price, or by any combination of these methods.

Stock Appreciation Rights (“SARs”)

SARs may be granted on such terms and conditions as the committee determines.  SARs entitle the grantee to receive upon exercise, in cash, shares, or a combination of the two, the excess of (a) the fair market value of a specified number of  ResCare common shares at the time of exercise, over (b) a specified price not less than 100% of the fair market value of the stock at the time the SARs were granted.  SARs are often granted in tandem with an option.  SARs may not be exercised later than ten years after the date of grant and must be exercised during employment or at such other time determined by the committee.

Change Of Control

The Executive Compensation Committee, in its discretion, may provide in an award agreement that each outstanding stock option and SAR will become exercisable in full in the event of a Change of Control. The Executive Compensation Committee may revoke or limit the acceleration of exercisability of an option or SAR at any time before and within 20 business days following the date a Change of Control is approved by the board of directors or otherwise occurs.

In addition, in the event of a Change of Control, each outstanding award or SAR:

•                                          must be assumed by the corporation that succeeds ResCare or an equivalent option or right must be substituted by the successor corporation, its parent or subsidiary, or

•                                          otherwise, if the Committee believes the payment does not make the award “deferred compensation” under Section 409A of the Code, each outstanding award will become the right to receive a cash payment in an amount equal to:

•                                          in the case of a tender offer or exchange offer, the difference between the aggregate exercise price of the award and the final offer price paid for each ResCare common share, multiplied by the number of shares covered by the award, or

•                                          in the case of any other Change of Control, the difference between the aggregate exercise price of the award and the aggregate fair market value of the shares covered by the award, as determined by the committee at that time.

An award will be considered to have been assumed if the Executive Compensation Committee determines, at the time of issuance of the stock or other consideration upon the Change of Control, that the holder of the award would be entitled to receive upon exercise the same number and kind of shares of stock or the same amount of property, cash or securities as the holder would have been entitled to receive after the effective time of the transaction if, immediately before the effective time of the transaction, the holder owned the number of common shares covered by the option or SAR (whether or not the award was then exercisable and after giving effect to any adjustments in the number of shares covered by the award). If the consideration to be received in a Change of Control transaction is not solely common stock of the successor corporation or its parent, the Executive Compensation Committee shall provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal to the fair market value of the consideration per ResCare common share received in the transaction.

The 2005 Plan defines a “Change of Control” as:

•                                          a person, other than any trustee or other fiduciary holding securities under any ResCare’s employee benefit plan, becoming the “beneficial owner,”  directly or indirectly, of securities representing 30% or more of the combined voting power of ResCare’s then outstanding capital stock.  However, the beneficial ownership of 30% or more but not more than 50% of the combined voting power of the outstanding capital stock by Onex Partners and its affiliates shall not be a Change of Control for purposes of the 2005 Plan;

•                                          any merger, consolidation, share exchange, recapitalization or other transaction in which any person becomes the beneficial owner of securities representing 30% or more of the combined voting power of ResCare’s then outstanding capital stock;

•                                          the directors who were directors immediately before a transaction of ResCare or a successor to ResCare ceasing to constitute a majority of the Board;

•                                          the disposition of ResCare’s business pursuant to a partial or complete liquidation, sale of assets, or otherwise.

Share Counting Rules

The Executive Compensation Committee will have sole discretion to determine the manner in which shares available for the grant of awards under the 2005 Plan are counted.  Generally, when any award granted under the 2005 Plan is forfeited, terminates, expires or lapses, or any SARs are exercised for cash, the shares subject to that award will again be available under the 2005 Plan.  If shares are used to pay the exercise price of an option (either by actual delivery or by attestation), only those shares issued net of the shares delivered will be deemed to have been issued under the 2005 Plan.  The 2005 Plan provides that if shares are used to pay the exercise price of an option (either by actual delivery or by attestation), only those shares issued net of the shares delivered will be deemed to have been issued under the 2005 Plan.  In addition, if shares are withheld from an award in order to satisfy tax withholding requirement relating to any award, those shares may also be added back to the shares available under the 2005 Plan.

Transfer Restrictions

An award granted under the 2005 Plan is not transferable by the recipient other than to family members or a trust for the benefit of immediate family members or by will or the laws of descent and distribution, and can be exercised during the award holder’s lifetime only by the recipient or a duly appointed guardian or personal representative or by transferees authorized under the Plan.

Federal Income Tax Consequences

Grants of Options, SARs and Awards

The grant of a nonqualified stock option, incentive stock option, SAR, performance share, or restricted stock does not result in income for the grantee or in a deduction for the corporation.  In the case of restricted stock, the stock must be subject to “restrictions on transfer” and a “substantial risk of forfeiture,” to avoid taxation at grant, as intended under the 2005 Plan.  A recipient of restricted stock may elect in the manner prescribed by Section 83(b) of the Internal Revenue Code, to be taxed at grant rather than deferring taxation until the restrictions lapse.

Exercise of Options and SARs and Lapse of Restrictions or Attainment of Performance Criteria

The exercise of a nonqualified stock option results in ordinary income for the optionee and a deduction for the corporation measured by the difference between the option price and the fair market value of the shares received at the time of exercise.  Income tax withholding is required.

The exercise of an option in accordance with the incentive stock option rules does not result in immediate income for the optionee, except that the excess of the fair market value on the exercise date over the option price of the shares is an “item of adjustment” for alternative minimum tax purposes. When an optionee sells shares acquired by exercise of an incentive stock option, the optionee’s gain (the excess of sales proceeds over option price) on the sale will be taxed as capital gain provided the sale is not within two years after the date of grant nor within one year after the transfer of shares upon exercise.  If the subsequent sale is before the expiration of either the two-year or the one-year period, the optionee generally will realize ordinary income in the year of the disqualifying sale, and ResCare will then be entitled to a deduction for that spread in value.

Upon the exercise of SARs or the receipt of cash or stock under a performance share, the grantee recognizes ordinary income and the corporation is entitled to a deduction measured by the fair market value of the shares plus any cash received.  Income tax withholding is required.

Absent a Section 83(b) election, the grantee of a restricted stock award recognizes ordinary income and the corporation is entitled to a deduction at the time the restrictions lapse or at the time the stock becomes transferable.  The amount of income is measured by the fair market value of the shares at the time of lapse.

The grantee of a restricted stock award may elect to include the fair market value of the shares at the time of grant in income for the year of the grant.  A Section 83(b) election generally cannot be revoked and must be made in writing within thirty days of the grant.  If an election is made, and the stock is held for at least one year after grant, any appreciation in value between the grant date and the lapse of the restrictions, as well as appreciation thereafter, will be taxed as a capital gain.

At the time the employee has ordinary income, ResCare will receive a tax deduction for restricted stock in the same amount. Income tax withholding is required, and that income is subject to all applicable payroll taxes.

Subsequent Sales

Subject to the special rules governing disqualifying dispositions of incentive stock options a sale of shares more than one year after their receipt as described above will result in long-term gain to the holder.  Under present law, long-term capital gain is generally taxed at a maximum rate of 15% compared to the maximum rate of 39.6% applicable to ordinary income.  Capital gain or loss is measured by the difference between the sale proceeds and the selling shareholder’s tax basis in the stock sold.  A recipient of an option, right or award may include in the tax basis of his or her shares any ordinary income recognized upon receipt of such shares.

Qualified Performance-Based Awards

Section 162(m) of the Code generally disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers.  However, compensation payable solely on account of attaining one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a committee comprised solely of two or more outside directors, the material terms were in fact satisfied before the compensation is paid.  The business criteria used by the committee in establishing performance goals applicable to qualified performance awards to the named executive officers will be selected from among the criteria for the Company, as a whole or any business unit of the Company set forth below, either on an absolute basis or relative to an index:

•                                          revenues;

•                                          earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items;

•                                          net income or net income per share (basic or diluted);

•                                          return on assets, return on investment, return on capital, or return on equity;

•                                          cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•                                          economic value created;

•                                          one or more operating rates;

•                                          stock price, dividends or total stockholder return;

•                                          the accomplishment of merger, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; or

•                                          quality goals that are objectively determinable.

The deduction limitation also does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at a fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation’s shareholders.

New Plan Benefits

The following table describes the benefits that will be received by the persons and groups named below under the 2005 Plan, contingent upon approval of the proposed amendment.  The table includes awards that have been earned under the terms of an officer’s employment agreement, annual grants to non-executive directors, and awards issuable when a new employment agreement takes effect.  Other amounts are not determinable because the award is at the discretion of the executive compensation committee.

New Plan Benefits

2005 Omnibus Incentive
Compensation Plan

Name and Position	Dollar Value ($)		Number of Shares
Ralph G. Gronefeld, Jr.
President and Chief Executive Officer	—		0
David W. Miles	$100,000		3,975	(1)
Chief Financial Officer		(2)	5,000	(2)
Vincent F. Doran	150,000		5,962	(1)
President — Employment and Training Services Group		(2)	5,000	(2)
Paul G. Dunn	100,000		3,975	(1)
President — Arbor E&T		(2)	5,000	(2)
Patrick G. Kelley
President — Community Services Group		(2)	5,000	(2)
Executive Group (3)	Not determinable		33,912
Non-Executive Director Group	Not determinable		12,000	(4)
Non-Executive Officer Employee Group	Not determinable		112,500

(1)                      Represents annual grant of performance-based and service-based restricted stock due on December 31, 2007, under the named officer’s employment agreement at $25.16 per share, the closing trading price on that date.  See “Employment and Other Agreements.”

(2)                      Represents a one-time grant of 5,000 shares of restricted stock on July 15, 2008, contingent upon approval of the amendment to the 2005 Plan, under the executive’s employment agreement that took effect as of January 1, 2008.  The dollar value of these grants is not presently determinable.  The See “Employment and Other Agreements.”

(3)                      Comprised of our five executive officers, who are named above.

(4)                      Represents the annual grant of 2,000 shares of restricted stock due on July 1, 2008 under the 2005 Plan to each of our six non-executive directors.  See “Compensation of Directors.”

Equity Compensation Plan Information

The following table provides information with respect to our equity compensation plans as of December 31, 2007.

	Number of shares to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,379,484	$12.09	0
Equity compensation plans not approved by security holders	—	—	—
Total	1,379,484	$12.09	0

The amendment to the 2005 Omnibus Incentive Compensation Plan will be approved if a majority of the shares represented and entitled to vote at the annual meeting affirmatively vote FOR approval of the proposal.  The Board of Directors recommends that shareholders vote FOR approval of the proposal.

SELECTION OF INDEPENDENT AUDITORS
(Item 3 on the Proxy Card)

The audit committee has selected the firm of KPMG LLP as the independent auditors for ResCare to audit its consolidated financial statements for the fiscal year ending December 31, 2008. KPMG LLP has served as the independent auditors for ResCare for all fiscal years beginning with the fiscal year ended December 31, 1989 and is, therefore, familiar with the affairs and financial procedures of ResCare. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. ResCare has historically submitted this item for ratification by shareholders. If shareholders do not approve this proposal, the audit committee will consider soliciting proposals from other firms for independent auditor services.

The following table presents fees for professional services rendered by KPMG LLP for the audit of the company’s annual financial statements for 2007 and 2006 and fees billed for other services rendered by KPMG LLP.

	2007	2006
Audit fees	$1,124,300	$1,176,500
Audit-related fees	—	—

Audit and audit-related fees	1,124,300	1,176,500
Tax fees	—	—
All other fees	—	—
Total fees	$1,124,300	$1,176,500

Audit fees include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly reports, and statutory audits. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

The board of directors recommends that the shareholders vote “FOR” ratification of the selection of KPMG LLP as ResCare’s independent auditors.

OTHER MATTERS

Shareholders’ Proposals for the 2009 Annual Meeting

Under Rule 14a-8 promulgated under the Exchange Act, ResCare shareholders may present proposals to be included in the ResCare proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to ResCare in a timely manner. Any such proposal must comply with Rule 14a-8.

ResCare’s bylaws require shareholders who intend to propose business for consideration by shareholders at an annual meeting, other than shareholder proposals that are included in the proxy statement, to give written notice to the Secretary of ResCare not less than sixty days and not more than ninety days before the annual meeting. If shareholders receive less than seventy days notice or prior public disclosure of the date of the meeting, the Secretary of ResCare must receive notice of business to be proposed not later than the tenth day following the day on which ResCare mailed or publicly disclosed notice of the annual meeting. A shareholder must submit a matter to be raised at ResCare’s 2009 annual meeting and included in the proxy statement no later than December 30, 2008 and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on ResCare’s books and the class and number of ResCare common shares the shareholder beneficially owns.

SEC Rule 14a-8 sets forth standards for what shareholder proposals ResCare is required to include in a proxy statement for an annual meeting.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires ResCare’s directors and executive officers and people who own more than 10 percent of ResCare’s common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, two reports were filed late on behalf of each of Dr. Braddock and Mr. Hallagan and one report was filed late on behalf of Ms. Kirtley, all of which related to deferred director fee payments under our Non-Employee Director Deferred Stock Compensation Program describe under “Compensation of Directors.” There were no other late filings in 2007.

Miscellaneous

The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy form intend to vote on such matters based on their best judgment.

ResCare will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of ResCare (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and ResCare will reimburse them for their expenses.

ResCare will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. ResCare will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Nel Taylor, Chief Communications Officer, Res-Care, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223.

By order of the Board of Directors

DAVID S. WASKEY
Secretary

*********************************

                Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

Please fold and detach card at perforation before mailing.

P R O X Y

This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
1.

ELECTION OF DIRECTORS

CLASS I   (3-year term):   Olivia F. Kirtley            Robert E. Hallagan            William E. Brock

CLASS II  (term expires 2009):   James H. Bloem

                ☐             Vote FOR all nominees listed above  ☐             WITHHOLD AUTHORITY

                                (except as stated below)                                           to vote for all nominees listed above

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE LINE BELOW.

	2.	PROPOSAL TO AMEND THE RES-CARE, INC. 2005 OMNIBUS INCENTIVE COMPENSATION PLAN ☐ FOR ☐ AGAINST ☐ ABSTAIN
	3.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 2008 FISCAL YEAR. ☐ FOR ☐ AGAINST ☐ ABSTAIN
DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the meeting.
This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of

Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

RES-CARE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of RES-CARE, INC., a Kentucky corporation, hereby appoints DAVID W. MILES and DAVID S. WASKEY, and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of ResCare which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at ResCare, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky on Friday, June 27, 2008 at 10:00 a.m. local time, and at any adjournment thereof.

The undersigned hereby revokes all proxies heretofore given and ratifies and confirms that the proxy holders appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement and a copy of ResCare’s Annual Report for the period ended December 31, 2007.

Signature	Date

Signature, if held jointly.

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.